Exhibit 99.1

Contact: Richard Crowley
Micrel, Incorporated
1849 Fortune Drive
San Jose, CA 95131
Phone:   (408) 944-0800

                                                               [Micrel Logo]

Press Release

        MICREL REPORTS HIGHER REVENUES AND PROFIT FOR THIRD QUARTER 2003

   - Sales Increased 9% Sequentially and 6% Year-Over-Year to $53.4 Million
   - Net Income of $1.6 Million, $0.02 per diluted share
   - Highest Quarterly Booking Level Since Fourth Quarter 2000

   SAN JOSE, CALIFORNIA (October 22, 2003) - Micrel, Incorporated (Nasdaq
NM: MCRL) today reported total revenues for the third quarter ended September 30, 2003 of $53.4 million, an increase of 9% from the $49.1 million reported in the second quarter of 2003, and 6% higher than the $50.4 million reported in the year ago period.

   Third quarter net income was $1.6 million, or $0.02 per diluted share, compared with a net loss of $0.9 million, or $0.01 per diluted share in the second quarter and a net loss of $24.5 million, or $0.26 per diluted share in the third quarter of 2002. The third quarter of 2002 results included $29.0 million of pre-tax restructuring costs. Included in the third quarter 2003 results is $1.1 million of pre-tax, non-cash deferred stock compensation expense, compared with $1.2 million in the previous quarter and $3.1 million in the year ago period.

   "Increased demand from customers serving the wireless handset market combined with improved demand from the computing and wireline communication end markets resulted in strong revenue growth for Micrel in the third quarter," stated Ray Zinn, President and CEO. "In addition to solid top line performance, we made progress in a number of key areas this quarter. Micrel recorded the highest quarterly bookings in the third quarter since the fourth quarter of 2000, resulting in a book-to-bill ratio above one. Operating profit improved considerably, which demonstrates Micrel's leverage potential as demand increases, and operating cash flow remained strongly positive. We also successfully completed our wafer fab consolidation project during the third quarter."

                                     -more-

Micrel Reports Third Quarter 2003 Results
October 22, 2003
Page 2


   Outlook
   -------
   "Micrel continues to focus on improving its profitability through ongoing cost reduction programs and improved operating and manufacturing efficiencies," continued Zinn. "Micrel's current R&D spending as a percent of sales should allow Micrel to grow faster as economic conditions improve. Micrel is making good strides in directing its Ethernet development efforts into more profitable niche markets which should have a positive impact on margins in the second half of 2004."

   Zinn continued, "We are encouraged by the rebound in demand that occurred in the third quarter. We believe stronger economic growth and lean channel inventories will result in continued, and increasingly broad based growth in semiconductor demand in the coming months taking into account normal seasonality."

   Although increased orders in the third quarter have led to higher backlog entering the fourth quarter, a high level of turns fill continues to be required to achieve the Company's projected revenue levels in the fourth quarter. Based on current backlog levels and demand estimates, the Company believes that fourth quarter 2003 revenues will increase sequentially by approximately five to eight percent.

   Product Update
   --------------
   During the quarter the Company released 17 new products, of which 16 were proprietary. These products included the world's smallest white LED driver for backlighting applications in cellular phones, PDAs, Digital cameras and MP3 players. Offered in a 2X2 millimeter package, the device will power up to eight white LEDS in series and saves valuable battery life by providing significant efficiency improvement over competing charge pump solutions. The Company also announced its entry into the video filter market with the introduction of the MIC1700. The device is designed for use in set-top boxes or as an anti-aliasing filter on the input to high definition televisions
(HDTV) and monitors. The Company also introduced a new family of -48V hot swap power controllers to support the need for 24/7 operation of telecommunications equipment. Micrel's family of hot swap controllers enables the safe insertion and removal of cards from a live system backplane under all operating conditions.

                                     -more-

Micrel Reports Third Quarter 2003 Results
October 22, 2003
Page 3


   Conference Call
   ---------------
   The Company will host a conference call at 2:15 p.m. PDT (5:15 p.m. EDT) today. Chief Executive Officer Raymond Zinn and Chief Financial Officer Richard Crowley will present an overview of third quarter financial results, discuss current business conditions and then respond to questions.

   The call is available live to any interested party on a listen only basis by dialing (303) 262-2130 or (800) 366-3964 at least five minutes before the scheduled start time, and asking to be connected to the Micrel, Incorporated Conference Call. In conjunction with the conference call, additional information in the form of a slide presentation will be available on the Company's website at www.micrel.com. A live webcast of the conference call will also be available through www.vcall.com. A replay of the conference call will be available through October 30, 2003, by dialing (303) 590-3000 or (800) 405-2236 and entering passcode number 555764. A link to the webcast replay will be available on the Company's website at www.micrel.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995

   This release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements include statements about the following topics: our expectations regarding future financial results, including revenues, margins; and our expectations regarding future customer demand, future product introductions and new order rates. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Those risks and uncertainties include, but are not limited to, such factors as: the effect of the Company's restatement of previous financial statements;
continued softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used

                                     -more-

Micrel Reports Third Quarter 2003 Results
October 22, 2003
Page 4

to prepare the Company's financial statements; the worldwide financial situation; the timely and successful development and market acceptance of new products and upgrades to existing products; continued softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel's common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; and Micrel's operating cash flow. For further discussion of these risks and uncertainties, we refer you to the documents the Company files with the SEC from time to time, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and
the Company's Form 10-Q for the quarter ended June 30, 2003.   All forward-
looking statements are made as of today, and the Company disclaims any duty to update such statements.

About Micrel

   Micrel is a leading manufacturer of advanced high-performance analog, mixed-signal and digital ICs. These products include low drop-out and switching voltage regulators, PCMCIA and USB power controllers, high speed communications interfaces, operational amplifiers, comparators, voltage references, power drivers, RF devices, high speed logic and clock management ICs. Applications for these products include palmtop, notebook and desktop computers, computer peripherals, cellular phones, high speed communications systems, fiber optic communications modules, automatic test equipment, consumer electronics, industrial and process control products and avionics systems. Micrel also designs, develops and markets PHYs, repeaters and switches for Ethernet, Fast Ethernet and Gigabit Ethernet applications.

   For further information, contact Richard Crowley at Micrel, Incorporated, 1849 Fortune Drive, San Jose, California 95131, (408) 944-0800 or visit our website at http://www.micrel.com.

                                     -more-

Micrel Reports Third Quarter 2003 Results
October 22, 2003
Page 5

                             MICREL, INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)
                                  (Unaudited)

                                    Three Months Ended      Six Months Ended
                                       September 30,          September 30,
                                   --------------------   --------------------
                                      2003       2002        2003       2002
                                   ---------  ---------   ---------  ---------
Net revenues                       $  53,364  $  50,367   $ 153,428  $ 154,055

Cost of revenues*                     32,160     37,110      93,451    101,926
                                   ---------  ---------   ---------  ---------
Gross profit                          21,204     13,257      59,977     52,129

Operating expenses:
  Research and development            11,500     14,104      36,325     40,475
  Selling, general and
   administrative                      7,263      7,940      20,837     24,809
  Amortization of deferred stock
   compensation*                         834      2,358       2,515      7,410
  Manufacturing facility impairment     (624)    23,357        (624)    23,357
  Restructuring expense                  286      5,536         286      5,536
                                   ---------  ---------   ---------  ---------
    Total operating expenses          19,259     53,295      59,339    101,587
                                   ---------  ---------   ---------  ---------
Income (loss) from operations          1,945    (40,038)        638    (49,458)

Other income (expense), net              150        284         497        872
                                   ---------  ---------   ---------  ---------
Income (loss) before income taxes      2,095    (39,754)      1,135    (48,586)

Provision (benefit) for income
 taxes                                   482    (15,286)        261    (20,407)
                                   ---------  ---------   ---------  ---------
Net income (loss)                  $   1,613  $ (24,468)  $     874  $ (28,179)
                                   =========  =========   =========  =========

Net income (loss) per share:
  Basic                            $    0.02  $   (0.26)  $    0.01  $   (0.30)
                                   =========  =========   =========  =========
  Diluted                          $    0.02  $   (0.26)  $    0.01  $   (0.30)
                                   =========  =========   =========  =========

Shares used in computing per
 share amounts:
  Basic                               92,032     92,563      92,174     92,845
                                   =========  =========   =========  =========
  Diluted                             93,735     92,563      93,317     92,845
                                   =========  =========   =========  =========

* Amortization of deferred stock
   compensation included in:
    Cost of revenues               $     279  $     770   $     870  $   2,322
                                   =========  =========   =========  =========

    Research and development       $     462  $   1,199    $  1,471  $   3,926
    Selling, general and
     administrative                      372      1,159       1,044      3,484
                                   ---------  ---------   ---------  ---------
      Total Operating expenses     $     834  $   2,358   $   2,515  $   7,410
                                   =========  =========   =========  =========

Micrel Reports Third Quarter 2003 Results
October 22, 2003
Page 6



                              MICREL, INCORPORATED
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                  (Unaudited)

                                                    September 30,  December 31,
                                                        2003           2002
                                                    ------------   ------------
ASSETS
CURRENT ASSETS:
  Cash, cash equivalents and short-term investments  $  126,772     $  117,363
  Accounts receivable, net                               32,206         29,577
  Inventories                                            37,024         39,531
  Deferred income taxes                                  30,470         30,828
  Other current assets                                    2,674          2,675
                                                     ----------     ----------
    Total current assets                                229,146        219,974

PROPERTY, PLANT AND EQUIPMENT, NET                       88,824         92,318
INTANGIBLE ASSETS, NET                                    6,220          8,387
DEFERRED INCOME TAXES                                     4,966          9,606
OTHER ASSETS                                                444            390
                                                     ----------     ----------
TOTAL                                                $  329,600     $  330,675
                                                     ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                   $   11,367     $   13,026
  Taxes payable                                              -           3,405
  Deferred income on shipments to distributors           11,130          9,832
  Other current liabilities                              13,637         10,645
  Current portion of long-term debt                         856            911
                                                     ----------     ----------
    Total current liabilities                            36,990         37,819

LONG-TERM DEBT                                           10,303         10,983
OTHER LONG-TERM OBLIGATIONS                               5,313          8,254

SHAREHOLDERS' EQUITY:
  Common stock                                          158,443        160,889
  Deferred stock compensation                            (5,023)        (9,971)
  Accumulated other comprehensive loss                      (26)           (25)
  Retained earnings                                     123,600        122,726
                                                     ----------     ----------
TOTAL SHAREHOLDERS' EQUITY                              276,994        273,619
                                                     ----------     ----------
TOTAL                                                $  329,600     $  330,675
                                                     ==========     ==========